Exhibit 12.A.1

XXVII.	Code of Ethics

WHITEBOX MUTUAL FUNDS
CODE OF ETHICS

Effective as of August 31, 2011

I.	DEFINITIONS

A.	“Access Person” means any trustee or officer of the Fund; any director, officer or general partner of the Adviser; or Advisory Person of the Fund or of the Adviser.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.	“Adviser” means Whitebox Advisors, LLC.

D.	“Advisory Person” means: (i) any trustee, director, officer, general partner or employee of the Fund or Adviser or of any company in a control relationship to the Fund or Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

E.	A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

F.	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the Beneficial Owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

G.	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Act.

H.	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;

Exhibit 12.A.1

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end registered investment companies.

I.	“Disinterested Trustee” means a trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act and the rules and regulations promulgated thereunder.

J.	“Fund” means Whitebox Mutual Funds or any series of Whitebox Mutual Funds.

K.	“Investment Personnel” means: (i) any employee of the Fund or Adviser or of any company in a control relationship to the Fund or Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

L.	A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

M.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

N.	“Unaffiliated Officer” means an officer of the Fund who is not an officer, employee or affiliate of the Adviser and who does not make or participate in making recommendations regarding the purchase or sale of securities by the Fund and does not obtain information concerning recommendations regarding the purchase or sale of securities by the Fund.

II.	APPROVAL OF CODES OF ETHICS

A.	The Board of Trustees of the Fund, including a majority of the Disinterested Trustees, shall approve the code of ethics of the Adviser pursuant to Rule 204A-1 under the Investment Advisers Act of 1940. The Board of Trustees of the Fund, including a majority of the Disinterested Trustees, shall approve any material changes to such code of ethics of the Adviser within the six months after the adoption of the material change. Prior to approving any such code of ethics or amendment thereto, the Board of Trustees shall receive a certification from the Adviser that it has adopted such procedures as are reasonably necessary to prevent Access Persons of the Adviser from violating such code. The Board of Trustees of the Fund, including a majority of the Disinterested Trustees, shall approve this Code of Ethics and any material changes thereto. Prior to approving this Code of Ethics and any material changes thereto, the Board of Trustees must determine that this Code of Ethics contains provisions reasonably necessary to prevent Access Persons from violating Rule 17j-1(b) of the Act.

Exhibit 12.A.1

B.	No less frequently than annually, the officers of the Fund and the officers of the Adviser shall furnish a report to the Board of Trustees of the Fund:

1.	Describing issues arising under the applicable code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code of ethics and sanctions imposed in response to such material violations. Such report shall also include a list of Access Persons under the Code of Ethics.

2.	Certifying that the Fund and Adviser, as applicable, have adopted such procedures as are reasonably necessary to prevent Access Persons from violating the code of ethics.

C.	The officers of the Adviser shall furnish a written report to the Board of Trustees of the Fund describing any material changes made to the Adviser’s code of ethics within ten (10) days after making any such material changes.

D.	All reports required by Section V shall be maintained by the Fund’s Chief Compliance Officer.

III.	EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code of Ethics shall not apply to:

(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b)	Purchases or sales of Covered Securities which are not eligible for purchase or sale by any Fund; provided, however, that the prohibitions of Section IV.B of this Code of Ethics shall apply to such purchases and sales.

(c)	Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

(d)	Purchases which are part of an automatic dividend reinvestment plan.

(e)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)	Purchases or sales which receive the prior approval of the Board of Trustees of the Fund because they are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

Exhibit 12.A.1

IV.	PROHIBITED PURCHASES AND SALES

A.	Except in a transaction exempted by Section III of this Code, no Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by the Fund or is being purchased or sold by the Fund. Notwithstanding the foregoing, Access Persons may purchase or sell Covered Security in accordance with the preclearance provisions of the Adviser’s code of ethics.

B.	Except in a transaction exempted by Section III of this Code of Ethics, Investment Personnel must obtain approval from the Adviser’s Chief Compliance Officer (or otherwise as permitted in the Adviser’s code of ethics) before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

V.	REPORTING

A.	Except as provided in Section V.B. of this Code of Ethics, every Access Person shall report the information described in Section V.C., Section V.D. and Section V.E. of this Code of Ethics. All reports shall be filed with the Fund’s Chief Compliance Officer.

B.	1.	No Disinterested Trustee or Unaffiliated Officer of the Fund need make a report pursuant to Section V.C. and V.E. of this Code of Ethics and need only report a transaction in a Covered Security pursuant to Section V.D. of this Code of Ethics if such Disinterested Trustee or Unaffiliated Officer, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as a trustee of the Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such Covered Security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund.

2.	An Access Person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

3.	An Access Person need not make a quarterly transaction report pursuant to Section V.D. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser’s or Fund’s Chief Compliance Officer, as applicable, with respect to the Access Person in the time period required by Section V.D., provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Fund.

4.	An Access Person that is required to file reports pursuant to the Adviser’s code of ethics need not make any reports pursuant to Section V.C., Section V.D. and Section V.E. of this Code of Ethics if such Access Person makes comparable reports pursuant to the Adviser’s code of ethics.

Exhibit 12.A.1

C.	Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person becomes an Access Person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3.	The date that the report is submitted by the Access Person.

D.	Every Access Person shall, no later than thirty (30) days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

1.	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

(a)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the Covered Security at which the transaction was effected;

(d)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e)	The date that the report is submitted by the Access Person.

2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a)	The name of the broker, dealer or bank with whom the Access Person established the account;

(b)	The date the account was established; and

(c)	The date that the report is submitted by the Access Person.

Exhibit 12.A.1

E.	Every Access Person shall, no later than February 14 each year, file an annual holdings report containing the following information as of the preceding December 31:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date that the report is submitted by the Access Person.

F.	Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the security to which the report relates.

G.	The Fund’s Chief Compliance Officer shall review all reports filed with him or her pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics. The Fund’s President or designee shall identify all Access Persons who are required to file reports pursuant to this Section V of this Code of Ethics and must inform such Access Persons of their reporting obligation.

VI.	SANCTIONS

Upon discovering a violation of this Code of Ethics, the Board of Trustees of the Fund may impose such sanctions as it deems appropriate.

Exhibit 12.A.1

XXVIII.	Code of Ethics for Principal Executive and Principal Financial Officers

I.	PURPOSE OF THE CODE

The Trust’s code of ethics (this “Code”) is intended to serve as the code of ethics described in Section 406 of The Sarbanes-Oxley Act of 2002 and Item 2 of Form N-CSR. This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Trust’s adviser(s), co-adviser(s), sub-adviser(s), principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers, as defined herein, who are subject to this Code, such policies and procedures are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust’s and each Adviser’s co-adviser’s, sub- adviser’s, and principal underwriter’s codes of ethics pursuant to Rule 17j-1 under the 1940 Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

All Covered Officers must become familiar and fully comply with this Code. Because this Code cannot and does not cover every applicable law or provide answers to all questions that might arise, all Covered Officers are expected to use common sense about what is right and wrong, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

The purpose of this Code is to set standards for the Covered Officers that are reasonably designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, the SEC and in any other public communications by the Trust;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code to the appropriate persons as set forth in the Code; and

•	accountability for adherence to the Code.

II.	COVERED PERSONS

This Code applies to the Trust’s principal executive officers and principal financial officers, principal accounting officer or controller or any persons performing similar functions on behalf of the Trust (the “Covered Officers”). Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. Covered Officers are expected to act in accordance with the standards set forth in this Code.

Exhibit 12.A.1

III.	HONEST AND ETHICAL CONDUCT

A.	Honesty, Diligence and Professional Responsibility

Covered Officers are expected to observe both the letter and the spirit of the ethical principles contained in this Code. Covered Officers must perform their duties and responsibilities for the Trust:

•	with honesty, diligence, and a commitment to professional and ethical responsibility;

•	carefully, thoroughly and in a timely manner; and

•	in conformity with applicable professional and technical standards.

Covered Officers who are certified public accountants are expected to carry out their duties and responsibilities in a manner consistent with the principles governing the accounting profession, including any guidelines or principles issued by the Public Company Accounting Oversight Board or the American Institute of Certified Public Accountants from time to time.

B.	Objectivity/Avoidance of Undisclosed Conflicts of Interest

Covered Officers are expected to maintain objectivity and avoid undisclosed conflicts of interest. In the performance of their duties and responsibilities for the Trust, Covered Officers must not subordinate their judgment to personal gain and advantage, or be unduly influenced by their own interests or by the interests of others. Covered Officers must avoid participation in any activity or relationship that constitutes a conflict of interest unless that conflict has been completely disclosed to affected parties and waived by the Trustees on behalf of the Trust. Further, Covered Officers should avoid participation in any activity or relationship that could create the appearance of an undisclosed conflict of interest.

A conflict of interest would generally arise if, for instance, a Covered Officer directly or indirectly participates in any investment, interest, association, activity or relationship that may impair or appear to impair the Covered Officer’s objectivity or interfere with the interests of, or the Covered Officer’s service to, the Trust.

Any Covered Officer who may be involved in a situation or activity that might be a conflict of interest or give the appearance of a conflict of interest must report such situation or activity using the reporting procedures set forth in Section VI (Reporting and Accountability).

Each Covered Officer must not:

•	use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	cause the Trust to take action, or fail to take actions, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust; or

Exhibit 12.A.1

•	use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

Each Covered Officer is responsible for his or her compliance with this conflict of interest policy.

C.	Preparation of Financial Statements

Covered Officers must not knowingly make any misrepresentations regarding the Trust’s financial statements or any facts in the preparation of the Trust’s financial statements, and must comply with all applicable laws, standards, principles, guidelines, rules and regulations in the preparation of the Trust’s financial statements. This section is intended to prohibit:

•	making, or permitting or directing another to make, materially false or misleading entries in the Trust’s financial statements or records;

•	failing to correct the Trust’s financial statements or records that are materially false or misleading when he or she has the authority to record an entry; and

•	signing, or permitting or directing another to sign, a document containing materially false or misleading financial information.

Covered Officers must be scrupulous in their application of generally accepted accounting principles. No Covered Officer may (i) express an opinion or state affirmatively that the financial statements or other financial data of the Trust are presented in conformity with generally accepted accounting principles, or (ii) state that he or she is not aware of any material modifications that should be made to such statements or data in order for them to be in conformity with generally accepted accounting principles, if in either case such Covered Officer knows or should know that such statements or data contain any departure from generally accepted accounting principles then in effect in the United States.

Covered Officers must follow the laws, standards, principles, guidelines, rules and regulations established by all applicable governmental bodies, commissions or other regulatory agencies in the preparation of financial statements, records and related information. If a Covered Officer prepares financial statements, records or related information for purposes of reporting to such bodies, commissions or regulatory agencies, the Covered Officer must follow the requirements of such organizations in addition to generally accepted accounting principles.

If a Covered Officer and his or her supervisor have a disagreement or dispute relating to the preparation of financial statements or the recording of transactions, the Covered Officer should take the following steps to ensure that the situation does not constitute an impermissible subordination of judgment:

•	The Covered Officer should consider whether (i) the entry or the failure to record a transaction in the records, or (ii) the financial statement presentation or the nature or omission of disclosure in the financial statements, as proposed by the supervisor, represents the use of an acceptable alternative and does not materially misrepresent the facts or result in an omission of a material fact. If, after appropriate research or consultation, the Covered Officer concludes that the matter has authoritative support and/or does not result in a material misrepresentation, the Covered Officer need do nothing further.

Exhibit 12.A.1

•	If the Covered Officer concludes that the financial statements or records could be materially misstated as a result of the supervisor’s determination, the Covered Officer should follow the reporting procedures set forth in Section VI (Reporting and Accountability).

D.	Obligations in Dealing with the Independent Auditor of the Trust

In dealing with the Trust’s independent auditor, Covered Officers must be candid and not knowingly misrepresent facts or knowingly fail to disclose material facts, and must respond to specific inquiries and requests by the Trust’s independent auditor.

Covered Officers must not take any action, or direct any person to take any action, to fraudulently influence, coerce, manipulate or mislead the Trust’s independent auditor in the performance of an audit of the Trust’s financial statements for the purpose of rendering such financial statements materially misleading.

IV.	FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

The Trust’s policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, the SEC and in any other public communications by the Trust. The Trust has designed and implemented Disclosure Controls and Procedures to carry out this policy.

Covered Officers are expected to familiarize themselves with the disclosure requirements generally applicable to the Trust, and to use their best efforts to promote, facilitate, and prepare full, fair, accurate, timely, and understandable disclosure in all reports and documents that the Trust files with, or submits to, the SEC and in any other public communications by the Trust.

Covered Officers must review the Trust’s Disclosure Controls and Procedures to ensure they are aware of and carry out their duties and responsibilities in accordance with the Disclosure Controls and Procedures and the disclosure obligations of the Trust. Covered Officers are responsible for monitoring the integrity and effectiveness of the Trust’s Disclosure Controls and Procedures.

V.	COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

Covered Officers are expected to know, respect and comply with all laws, rules and regulations applicable to the conduct of the Trust’s business. If a Covered Officer is in doubt about the legality or propriety of an action, business practice or policy, the Covered Officer should seek advice from the Covered Officer’s supervisor or the Trust’s legal counsel.

In the performance of their work, Covered Officers must not knowingly be a party to any illegal activity or engage in acts that are discreditable to the Trust.

Exhibit 12.A.1

Covered Officers are expected to promote the Trust’s compliance with applicable laws, rules and regulations. To promote such compliance, Covered Officers may establish and maintain mechanisms to educate employees carrying out the finance and compliance functions of the Trust about any applicable laws, rules or regulations that affect the operation of the finance and compliance functions and the Trust generally.

VI.	REPORTING AND ACCOUNTABILITY

All Covered Officers will be held accountable for adherence to this Code. Each Covered Officer must, upon the Trust’s adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer or upon the effectiveness of an amendment to the Code as set forth in Section IX (Amendment)), affirm in writing to the Board that he/she has received, read, and understands this Code by signing the Acknowledgement Form attached hereto as Exhibit A hereto. Thereafter, each Covered Officer, on an annual basis, must affirm to the Board that he/she has complied with the requirements of this Code.

Covered Officers may not retaliate against any other Covered Officer of the Trust or their affiliated persons for reports of potential violations that are made in good faith.

The Trust will follow these procedures in investigating and enforcing this Code:

A.	Any Covered Officer who knows of any violation of this Code or who questions whether a situation, activity or practice is acceptable must immediately report such practice to the Trust’s Chief Legal Officer. The Chief Legal Officer shall take appropriate action to investigate any reported potential violations. If, after such investigation, the Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action. Any matter that the Chief Legal Officer believes is a violation will be reported to the Chairman of the Board of Trustees. The Chief Legal Officer shall respond to the Covered Officer within a reasonable period of time.

B.	If the Covered Officer is not satisfied with the response of the Chief Legal Officer, the Covered Officer shall report the matter to the Chairman of the Board of Trustees. If the Chairman is unavailable, the Covered Officer may report the matter to any other member of the Board of Trustees. The person receiving the report shall consider the matter, refer it to the full Board of Trustees if he or she deems appropriate, and respond to the Covered Officer within a reasonable amount of time. If the Board of Trustees concurs that a violation has occurred, it will consider appropriate action, which may include review of and appropriate modifications to applicable policies and procedures or notification to appropriate personnel of the investment adviser or its board.

C.	If the Board of Trustees determines that a Covered Officer violated this Code, failed to report a known or suspected violation of this Code, or provided intentionally false or malicious information in connection with an alleged violation of this Code, the Board of Trustees may take disciplinary action against any such Covered Officer to the extent the Board of Trustees deems appropriate. No Covered Officer will be disciplined for reporting a concern in good faith.

Exhibit 12.A.1

To the extent possible and as allowed by law, reports will be treated as confidential. The Trust may report violations of the law to the appropriate authorities.

VII.	DISCLOSURE OF THIS CODE

This Code, and any applicable waivers under Section VIII (Waivers) or amendments under Section IX (Amendments), shall be disclosed to the public by at least one of the following methods in the manner prescribed by the SEC, and as otherwise required by law:

•	Filing a copy of this Code as an exhibit to the Trust’s annual report on Form N- CSR;

•	Posting the text of this Code on the Trust’s Internet website and disclosing, in its most recent report on Form N-CSR, its Internet address and the fact that it has posted this Code on its Internet website; or

•	Providing an undertaking in the Trust’s most recent report on Form N-CSR to provide a copy of this Code to any person without charge upon request, and explaining the manner in which such a request may be made.

VIII.	WAIVERS

Any waiver of this Code, including an implicit waiver, granted to a Covered Officer may be made only by the Board of Trustees or a committee of the Board to which such responsibility has been delegated, and must be disclosed by the Trust in the manner prescribed by law and as set forth above in Section VII (Disclosure of this Code).

IX.	AMENDMENTS

This Code may be amended by the affirmative vote of a majority of the Board of Trustees, including a majority of the independent Trustees. Any amendment of this Code must be disclosed by the Trust in the manner prescribed by law and as set forth above in Section VII (Disclosure of this Code), unless such amendment is deemed to be technical, administrative, or otherwise non-substantive. Any amendments to this Code will be provided to the Covered Officers promptly upon adoption, as well as a new Acknowledgment Form.

X.	CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board of Trustees of the Trust, the Chief Legal Officer of the Trust, the legal counsel to the Trust, legal counsel to the independent trustees and such other persons as a majority of the Board of Trustees, including a majority of the independent Trustees, shall determine to be appropriate.

Exhibit 12.A.1

Exhibit A

Certification and Acknowledgment of Receipt of Code of Ethics for Principal Executive Officers and
Principal Financial Officers

I acknowledge and certify that I have received a copy of Whitebox Mutual Funds’ Code of Ethics for Principal Executive Officers and Principal Financial Officers (the “Code”). I understand and agree that it is my responsibility to read and familiarize myself with the policies and procedures contained in the Code and to abide by those policies and procedures.

I acknowledge and certify that I have read and understand the Code.

Name:

Date:	Signature: